EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 pertaining to the 2008 Long Term Incentive Compensation Plan of Penn National Gaming, Inc. of our reports dated February 27, 2009, with respect to the consolidated financial statements of Penn National Gaming, Inc. and the effectiveness of internal control over financial reporting of Penn National Gaming, Inc., included in the Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

February 27, 2009